As filed with the U.S. Securities and Exchange Commission on October 31, 2025
Registration No. 333-290856
UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
Amendment No. 1
to
FORM S-1
REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933
General Purpose Acquisition Corp.
(Exact name of registrant as specified in its charter)

Cayman Islands	6770	N/A
(State or other jurisdiction of incorporation or organization)	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification Number)

59 Front Street
Millbrook, NY 12545
Tel.: (646) 387-7129
(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)
Peter C. Georgiopoulos
59 Front Street
Millbrook, NY 12545
Tel.: (646) 387-7129
(Name, address, including zip code, and telephone number, including area code, of agent for service)
Copies to:

Christopher S. Auguste Herbert Smith Freehills Kramer (US) LLP 1177 Avenue of the Americas New York, New York 10036 Tel.: +1 (212) 715-9100	Bradley Kruger Cynthia Anandajayasekeram Ogier (Cayman) LLP 89 Nexus Way, Camana Bay, Grand Cayman Cayman Islands KY1-9009 (345) 949-9876	Christian O. Nagler, P.C. Kirkland & Ellis LLP 601 Lexington Avenue New York, New York 10022 Tel.: 1+ (212) 446 4800

Approximate date of commencement of proposed sale to the public: As soon as practicable after the effective date of this registration statement.
If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box. ☐
If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐
If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐
If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐
Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☐	Accelerated filer	☐
Non-accelerated filer	☒	Smaller reporting company	☒
		Emerging growth company	☒
If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act. ☐
This registration statement shall hereafter become effective in accordance with the provisions of section 8(a) of the Securities Act of 1933.

EXPLANATORY NOTE
The amendment is being filed solely to delay effectiveness of the Registration Statement as a result of the operational status of the Securities and Exchange Commission.

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS
Item 13.	Other Expenses of Issuance and Distribution.
The estimated expenses payable by us in connection with the offering described in this registration statement (other than the underwriting discount and commissions) will be as follows:(1)

SEC/FINRA expenses	$110,298
Accounting fees and expenses	80,000
Printing and engraving expenses	300,000
Road show expenses	15,000
Legal fees and expenses	375,000
Nasdaq listing and filing fees	81,000
Miscellaneous	20,702
Total	$700,000

(1)	All amounts are estimates except for the SEC registration fee and the FINRA filing fee.
Item 14.	Indemnification of Directors and Officers.
Cayman Islands law does not limit the extent to which a company’s memorandum and articles of association may provide for indemnification of officers and directors, except to the extent any such provision may be held by the Cayman Islands courts to be contrary to public policy, such as to provide indemnification against willful default, willful neglect or actual fraud. Our amended and restated memorandum and articles of association will provide for indemnification of our officers and directors to the maximum extent permitted by law, including for any liability incurred in their capacities as such, except through their own actual fraud, willful default or willful neglect. We may purchase a policy of directors’ and officers’ liability insurance that insures our officers and directors against the cost of defense, settlement or payment of a judgment in some circumstances and insures us against our obligations to indemnify our officers and directors.
Our officers and directors have agreed to waive any right, title, interest or claim of any kind in or to any monies in the trust account, and have agreed to waive any right, title, interest or claim of any kind they may have in the future as a result of, or arising out of, any services provided to us and will not seek recourse against the trust account for any reason whatsoever (except to the extent they are entitled to funds from the trust account due to their ownership of public shares). Accordingly, any indemnification provided will only be able to be satisfied by us if (i) we have sufficient funds outside of the trust account or (ii) we consummate an initial business combination.
Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers or persons controlling us pursuant to the foregoing provisions, we have been informed that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable.
Item 15.	Recent Sales of Unregistered Securities.
On August 11, 2025, General Purpose Acquisition Corp Services LLC, our sponsor, paid $25,000 to cover for certain expenses on our behalf in exchange for the issuance of 5,750,000 founder shares, or approximately $0.004 per share. Such securities were issued in connection with our organization and subsequently transferred pursuant to the exemption from registration contained in Section 4(a)(2) of the Securities Act. The total number of Class B ordinary shares outstanding after this offering and the expiration of the underwriters’ option to purchase additional units will equal 20% of our ordinary shares issued and outstanding at such time. The Class B ordinary shares will automatically convert into Class A ordinary shares concurrently with or immediately following the consummation of our initial business combination, or earlier at the option of the holder thereof, on a one-for-one basis, subject to adjustment, as described in this registration statement. If we increase or decrease the size of this offering, we will effect a share capitalization or other appropriate mechanism, immediately prior to the consummation of the offering in such amount as to maintain the number of Class B ordinary shares at 20.0% of our issued and outstanding ordinary shares upon the consummation of this offering.
Our sponsor is an accredited investor for purposes of Rule 501 of Regulation D. Each of the equity holders in our sponsor is an accredited investor under Rule 501 of Regulation D. The sole business of General Purpose Acquisition Corp Services LLC is to act as the company’s sponsor in connection with this offering.
Our sponsor has committed, pursuant to a written agreement, to purchase 400,000 private placement units (or up to 430,000 private placement units if the underwriters’ over-allotment option is exercised in full), at a price of $10.00 per unit, for an aggregate purchase price of $4,000,000 (or up to $4,300,000 if the underwriters’ over-allotment option is exercised in full) and the underwriters have agreed to purchase an aggregate of 200,000 private placement units (or up to 230,000 private placement units if the underwriters’ over-allotment option is exercised in full), at a price of $10.00 per unit, for an aggregate purchase price of $2,000,000 (or up to $2,300,000 if the underwriters’ over-allotment option is exercised in full), in each case in a private placement that will close simultaneously with the closing of this offering. The issuance of the private placement units will be made pursuant to the exemption from registration contained in Section 4(a)(2) of the Securities Act.
No underwriting discounts or commissions were paid with respect to such sales.
Item 16.	Exhibits and Financial Statement Schedules.
(a)	Exhibits. The Exhibit Index on page II-4 is incorporated herein by reference.
(b)	Financial Statements. See page F-1 for, an index to, and the financial statements of the registrant.
Item 17.	Undertakings.
(a)
The undersigned registrant hereby undertakes to provide to the underwriters at the closing specified in the underwriting agreements, certificates in such denominations and registered in such names as required by the underwriters to permit prompt delivery to each purchaser.

(b)
Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the U.S. Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

(c)	The undersigned registrant hereby undertakes that:
(1)
For purposes of determining any liability under the Securities Act of 1933, the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by the registrant pursuant to Rule 424(b)(1)or (4) or 497(h) under the Securities Act shall be deemed to be part of this registration statement as of the time it was declared effective.

(2)
For the purpose of determining any liability under the Securities Act of 1933, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)
For the purpose of determining liability under the Securities Act of 1933 to any purchaser, if the registrant is subject to Rule 430C, each prospectus filed pursuant to Rule 424(b) as part of a registration statement relating to an offering, other than registration statements relying on Rule 430B or other than prospectuses filed in reliance on Rule 430A, shall be deemed to be part of and included in the registration statement as of the date it is first used after effectiveness. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such first use, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such date of first use.
(4)
For the purpose of determining liability of a registrant under the Securities Act of 1933 to any purchaser in the initial distribution of the securities, the undersigned registrant undertakes that in a primary offering of securities of an undersigned registrant pursuant to this registration statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the undersigned registrant will be a seller to the purchaser and will be considered to offer or sell such securities to such purchaser:

(i)	Any preliminary prospectus or prospectus of the undersigned registrant relating to the offering required to be filed pursuant to Rule 424;
(ii)	Any free writing prospectus relating to the offering prepared by or on behalf of the undersigned registrant or used or referred to by an undersigned registrant;
(iii)
The portion of any other free writing prospectus relating to the offering containing material information about the undersigned registrant or its securities provided by or on behalf of the undersigned registrant; and

(iv)	Any other communication that is an offer in the offering made by the undersigned registrant to the purchaser.

EXHIBIT INDEX

EXHIBIT NO.	DESCRIPTION
1.1*	Form of Underwriting Agreement.
3.1*	Memorandum and Articles of Association.
3.2*	Form of Amended and Restated Memorandum and Articles of Association.
4.1*	Specimen Unit Certificate.
4.2*	Specimen Class A Ordinary Share Certificate.
4.3*	Specimen Warrant Certificate.
4.4*	Form of Warrant Agreement between Continental Stock Transfer & Trust Company and the Registrant.
5.1*	Opinion of Herbert Smith Freehills Kramer (US) LLP.
5.2*	Opinion of Ogier (Cayman) LLP, Cayman Islands Legal Counsel to the Registrant.
10.1*	Form of Investment Management Trust Agreement between Continental Stock Transfer & Trust Company and the Registrant.
10.2*	Form of Registration and Shareholder Rights Agreement among the Registrant, the Sponsor and the other Holders signatory thereto.
10.3*	Form of Private Placement Units Purchase Agreement between the Registrant and the Sponsor.
10.4*	Form of Private Placement Units Purchase Agreement between the Registrant and the Underwriters.
10.5*	Form of Indemnity Agreement.
10.6*	Form of Administrative Services and Indemnification Agreement between the Registrant and the Sponsor.
10.7*	Promissory Note, dated as of August 26, 2025, issued to the Sponsor.
10.8*	Securities Subscription Agreement, dated August 11, 2025, between the Registrant and the Sponsor.
10.9*	Form of Letter Agreement among the Registrant, the Sponsor and each director and executive officer of the Registrant.
21.1*	List of Subsidiaries of Registrant.
23.1*	Consent of WithumSmith+Brown, PC.
23.2*	Consent of Herbert Smith Freehills Kramer (US) LLP (included in Exhibit 5.1).
23.3*	Consent of Ogier (Cayman) LLP (included in Exhibit 5.2).
24*	Power of Attorney (included on the signature page).
99.1*	Consent of Alexandros Argyros.
99.2*	Consent of Chele Farley.
99.3*	Consent of Warren Hosseinion.
99.4*	Consent of Jonathan Intrater.
107*	Filing Fee Table.

*	Previously filed.

SIGNATURES
Pursuant to the requirements of the Securities Act of 1933, as amended, the registrant has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Millbrook, State of New York, on October 31, 2025.

GENERAL PURPOSE ACQUISITION CORP.

By:	/s/ Peter Georgiopoulos
Name:	Peter Georgiopoulos
Title:	Chairman and Chief Executive Officer

Pursuant to the requirements of the Securities Act of 1933, as amended, this Registration Statement has been signed below by the following persons in the capacities and on the dates indicated.

Name	Title	Date

/s/ Peter Georgiopoulos	Chairman, Chief Executive Officer and Director (Principal Executive Officer)	October 31, 2025
Peter Georgiopoulos

/s/ Stewart Crawford	Chief Financial Officer (Principal Financial Officer and Principal Accounting Officer)	October 31, 2025
Stewart Crawford

/s/ Leonard Vrondissis	President and Director	October 31, 2025
Leonard Vrondissis

AUTHORIZED REPRESENTATIVE
Pursuant to the requirements of Section 6(a) of the Securities Act of 1933, the undersigned has signed this registration statement, solely in its capacity as the duly authorized representative of General Purpose Acquisition Corp., in the City of Millbrook, State of New York, on October 31, 2025.

By:	/s/ Peter Georgiopoulos
Name: Peter Georgiopoulos
Title: Authorized Representative